Tanger Factory Outlet Centers, Inc.

News Release
For Release: IMMEDIATE RELEASE
Contact: Frank C. Marchisello, Jr.
(336) 834-6834

TANGER REPORTS YEAR END RESULTS FOR 2006
FFO up 87.8% for the Fourth Quarter to $23.4 million
41.5% Total Return to Shareholders in 2006

Greensboro, NC, February 20, 2007, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported strong financial results for the quarter and year ended December 31, 2006. Funds from operations available to common shareholders (“FFO”), a widely accepted supplemental measure of REIT performance, for the three months ended December 31, 2006, increased 87.8% to $23.4 million, or $0.63 per share, as compared to FFO of $12.5 million, or $0.34 per share, for the three months ended December 31, 2005. For the year ended December 31, 2006, FFO increased 38.6% to $83.2 million, or $2.24 per share, as compared to FFO of $60.0 million, or $1.73 per share, for the year ended December 31, 2005.

Net income available to common shareholders for the three months ended December 31, 2006 was $7.4 million, or $0.23 per share, compared to a net loss of $0.4 million, or $0.01 per share for the fourth quarter of 2005. For the year ended December 31, 2006, the company reported net income available to common shareholders of $31.9 million, or $1.03 per share, as compared to net income available to common shareholders of $4.6 million, or $0.16 per share for 2005, representing a per share increase of 543.8%.

FFO and net income available to common shareholders for the fourth quarter and year ended December 31, 2006 were reduced by a $1.5 million charge for the abandonment of acquisition due diligence costs, as the company has decided it is no longer in a position to pursue the potential acquisition opportunity. The abandoned acquisitions due diligence costs were incurred in connection with structuring, diligencing and submitting a proposal to acquire a significant portfolio from a public REIT that was exploring its strategic alternatives. The bid was requested, but ultimately not accepted, by the public REIT.

Our comparative results for the fourth quarter and year end were also reduced by a charge for the early extinguishment of debt of $9.9 million in the fourth quarter of 2005 and a similar charge of $917,000 in the third quarter of 2006. Excluding these charges and the abandoned acquisition due diligence costs, FFO for the quarter ended December 31, 2006 would have increase 6.6%, from $0.61 in 2005 to $0.65 per share in 2006, and FFO for the year would have increased 14.9% from $2.01 per share to $2.31 per share.

Net income and FFO per share amounts above are on a diluted basis. FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

Highlights of 2006 Achievements

•	41.5% total return to shareholders in 2006

•	4.0% increase in same center net operating income for the fourth quarter of 2006, 3.1% increase for the year

•	11.4% increase in average base rental rates on signed renewals with the existing tenants for 1.4 million square feet, or 83.0% of the square feet scheduled to expire during 2006

•	97.5% occupancy rate for wholly-owned stabilized properties, compared to 96.0% as of September 30, 2006 and 97.0% as of December 31, 2005

•	$338 per square foot in reported tenant comparable sales for the rolling twelve months ended December 31, 2006, up 4.8% compared to the twelve months ended December 31, 2005

•	Gift card sales in 2006 up 16% to $6.1 million

•	Sold two non-core outlet centers, receiving net proceeds of $20.2 million, recognizing gains on sale of real estate totaling $13.8 million

•	Opened newly constructed 264,900 square foot center in Wisconsin Dells, Wisconsin in August 2006, which is 100% leased as of December 31, 2006

•	Opened newly constructed 352,300 square foot center in Charleston, South Carolina in August 2006, which is 89% leased as of December 31, 2006

•	Issued $149.5 million of 3.75% exchangeable senior notes due 2026

•	Equity market capital up 37.0% as of December 31, 2006 compared to last year

•	Total market capital up 24.0% to $2.2 billion as of December 31, 2006 compared to last year

•	30.8% debt-to-total market capitalization ratio, 3.13 times interest coverage ratio

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, “Our core business continues to produce very solid results as same center NOI for the year was up 3.1% and our tenants’ sales increased 4.8% to $338 per square foot for the calendar year 2006. Our management team is energized and looking forward to what should be a successful 2007.”

National Platform Continues to Drive Operating Results and Tenant Sales

Tanger’s broad geographic representation and established brand name within the factory outlet industry continues to generate solid operating results. The company’s portfolio of properties had a year-end occupancy rate of 97.5%, representing the 26th consecutive year since the company commenced operations in 1981 that it has achieved a year-end portfolio occupancy rate at or above 95%.

During 2006, Tanger executed 479 leases, totaling 1,931,000 square feet. For the year, 1,466,000 square feet of renewals generated an 11.4% increase in average base rental rates, and represented 83% of the 1,760,000 square feet originally scheduled to expire during 2006. Average base rental rates on re-tenanted space during the year increased 22.9% and accounted for the remaining 465,000 square feet.

Tanger continues to derive its rental income from a diverse group of national brand name manufacturers and retailers with no single tenant accounting for more than 7.1% of its gross leasable area and 6.0% of its total base and percentage rentals. Same center net operating income increased 4.0% for the fourth quarter and 3.1% for the year ended December 31, 2006 compared to the same periods in 2005. This follows same center net operating income increases of 3.8% in 2005 and 1.2% in 2004.

Reported tenant comparable sales per square foot for the rolling twelve months ended December 31, 2006 increased 4.8% to $338 per square foot, compared with a 3.4% increase the previous year.

Tanger’s average tenant occupancy cost as a percentage of average sales was 7.4% for 2006 compared to 7.5% in 2005 and 7.3% in 2004. The slight change in average occupancy costs was a result of a 5.3% increase in average total occupancy costs per square foot which was offset by an increase in average tenants’ sales per square foot during the year. Based on these statistics and other factors, Tanger continues to see upside potential in increasing rental rates in 2007.

Successful Investment Activities Provide Future Earnings Growth

During the first quarter of 2006, Tanger sold two non-core properties located in Pigeon Forge, Tennessee and North Branch, Minnesota. Net proceeds from the sales were approximately $20.2 million, which were used to reduce amounts outstanding on the company’s unsecured lines of credit.

During the third quarter of 2006, the company opened two new centers located in Wisconsin Dells, Wisconsin and Charleston, South Carolina. The 264,900 square foot center in Wisconsin Dells, Wisconsin is currently 100% leased. Tanger held a grand opening celebration for the center on August 18, 2006. Tenants in the center include Polo Ralph Lauren, Abercrombie & Fitch, Hollister, Gap, Banana Republic, Old Navy, Liz Claiborne, Nike, Adidas, Tommy Hilfiger and many others. The Wisconsin Dells property, which was developed and is managed and leased by Tanger for a fee, is owned through a joint venture of which Tanger owns a 50% interest.

Tanger’s 352,300 square foot center in Charleston, South Carolina is currently 89% leased. The company held a grand opening celebration for the center on August 31, 2006. Tenants in the center include Gap, Banana Republic, Liz Claiborne, Nike, Adidas, Tommy Hilfiger, Guess, Reebok and many others. The Charleston property is wholly owned by Tanger.

Tanger continues the pre-development and leasing of two previously announced sites located near Pittsburgh, Pennsylvania and in Deer Park (Long Island), New York. The company has contracted with Allegany Power to move certain power lines located on the Pittsburgh site and has closed on the acquisition of the Pittsburgh development site land. The company currently expects delivery of the 309,000 square foot initial phase in the first quarter of 2008. The Pittsburgh center will be wholly owned by Tanger.

Demolition of the buildings located at the Deer Park site began during the third quarter of 2006 and the company currently expects this center will contain over 800,000 square feet and will be delivered in the first quarter of 2008. The Deer Park property is owned through a joint venture of which Tanger and two venture partners each own a one-third interest.

Successful Capital Market Transaction Provides Additional Liquidity

In August 2006, the company issued $149.5 million of 3.75% exchangeable senior notes due 2026. Proceeds from the offering were used to repay in full two mortgage loans totaling approximately $15.3 million with interest rates of 8.86% and all amounts outstanding under the company’s unsecured lines of credit and other variable rate debt with a weighted average interest rate of approximately 6.3%. As a result of the early repayment of these loans, Tanger recognized a non-recurring charge for the early extinguishment of debt of approximately $917,000.

As of December 31, 2006, the company did not have any floating rate debt outstanding and the weighted average interest rate on the company’s outstanding debt was approximately 5.78%. Tanger has no significant debt maturities in 2007. On February 15, 2008, the company’s $100 million unsecured notes, with a 9 1/8% coupon rate mature. Based on current interest rates, Tanger expects to refinance these notes at maturity with a lower coupon rate instrument, generating substantially lower interest expense for the company.

Tanger’s total market capitalization as of December 31, 2006 increased 24.0% from the same period in 2005 to approximately $2.2 billion, with $678.6 million of debt outstanding. The company’s debt to total market capitalization was 30.8% as of December 31, 2006. During the year ended December 31, 2006, the company continued to maintain a strong interest coverage ratio of 3.13 times.

In 2007 Tanger Expects Significant Growth in FFO Per Share

Based on Tanger’s internal budgeting process, the company’s view on current market conditions, and the strength and stability of its core portfolio, Tanger currently believes its net income available to common shareholders for 2007 will be between $0.87 and $0.95 per share and its FFO available to common shareholders for 2007 will be between $2.40 and $2.48 per share. The company’s earnings estimates do not include the impact of any potential sales or acquisitions of properties. The following table provides the reconciliation of estimated diluted FFO per share to estimated diluted net income per share:

	Low Range	High Range
Estimated diluted net income per common share	$0.95	$1.03
Minority interest, gain/loss on the sale of real estate, depreciation and amortization uniquely significant to real estate including minority interest share and our share of joint ventures	1.45	1.45
Estimated diluted FFO per share	$2.40	$2.48

The mid point of the company’s guidance range represents an 8.9% growth in FFO for 2007. Tanger projects same center net operating income growth of between 4% to 5%.

Year End Conference Call

Tanger will host a conference call to discuss its year end 2006 results for analysts, investors and other interested parties on Wednesday, February 21, 2007, at 10:00 A.M. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers fourth quarter and year end 2006 financial results call. Alternatively, the call will be web cast by CCBN and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site at www.tangeroutlet.com/corporate under the News Releases section.

A telephone replay of the call will be available from February 21, 2007 starting at 12:00 P.M. Eastern Time through 11:59 P.M., March 02, 2007, by dialing 1-800-642-1687 (conference ID # 6094387). Additionally, an online archive of the broadcast will also be available through March 02, 2007.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE: SKT) is a fully integrated, self-administered and self-managed publicly traded REIT. As of December 31, 2006, the company owned 30 centers in 21 states coast to coast, totaling approximately 8.4 million square feet of gross leasable area. Tanger also owned a 50% interest in two center containing approximately 667,000 square feet and managed for a fee three centers totaling approximately 293,000 square feet. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended December 31, 2006. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, fund from operations, the development of new centers, the opening of ongoing expansions, coverage of the current dividend and the impact of sales of land parcels may be, forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (and December 31, 2006, when available).

TANGER FACTORY OUTLET CENTERS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2006		2005	2006	2005
REVENUES
Base rentals (a)		$36,449	$33,855	$138,696	$131,227
Percentage rentals		2,896	2,418	7,188	6,346
Expense reimbursements		17,165	15,255	58,522	55,415
Other income (b)		2,039	2,098	7,305	5,773
Total revenues		58,549	53,626	211,711	198,761

EXPENSES
Property operating		19,285	17,347	67,184	62,744
General and administrative		4,402	3,509	16,707	13,841
Depreciation and amortization		14,082	12,246	57,203	48,165
Abandoned acquisition due diligence costs		944	---	1,518	---
Total expenses		38,713	33,102	142,612	124,750
Operating income		19,836	20,524	69,099	74,011
Interest expense (c)		9,919	18,600	40,775	42,927
Income before equity in earnings of
unconsolidated joint ventures, minority
interests, discontinued operations and loss
on sale of real estate		9,917	1,924	28,324	31,084
Equity in earnings of unconsolidated joint ventures		297	165	1,268	879
Minority interests
Consolidated joint venture		---	(3,832)	---	(24,043)
Operating partnership		(1,455)	379	(3,996)	(1,348)
Income (loss) from continuing operations		8,759	(1,364)	25,596	6,572
Discontinued operations, net of minority interest (d)		---	1,489	11,713	2,360
Income before loss on sale of real estate		8,759	125	37,309	8,932
Loss on sale of real estate, net of minority interest		---	---	---	(3,843)
Net income		8,759	125	37,309	5,089
Less applicable preferred share dividends		(1,406)	(538)	(5,433)	(538)
Net income (loss) available to common shareholders		$7,353	$(413)	$31,876	$4,551

Basic earnings per common share:
Income (loss) from continuing operations		$.24	$(.06)	$.66	$.08
Net income (loss)		$.24	$(.01)	$1.04	$.16

Diluted earnings per common share:
Income (loss) from continuing operations		$.23	$(.06)	$.65	$.08
Net income (loss)		$.23	$(.01)	$1.03	$.16

Summary of discontinued operations (d)
Operating income from discontinued operations	$	---	$1,786	$208	$2,847
Gain on sale of real estate		---	---	13,833	---
Income from discontinued operations		---	1,786	14,041	2,847
Minority interest in discontinued operations		---	(297)	(2,328)	(487)
Discontinued operations, net of minority interest	$	---	$1,489	$11,713	$2,360

(a) Includes straight-line rent and market rent adjustments of $852 and $548 for the three months ended and $3,674 and $2,489 for the years ended December 31, 2006 and 2005, respectively.
(b) Includes gains on sale of outparcels of land of $402 and $127 for the years ended December 31, 2006 and 2005, respectively.
(c) Includes prepayment premium and deferred loan cost write offs of $917 for the year ended December 31, 2006 and $9,866 for the three months and year ended December 31, 2005, respectively.
(d) In accordance with SFAS No. 144 ”Accounting for the Impairment or Disposal of Long Lived Assets,” the results of operations for properties disposed of during the year or classified as held for sale as of the end of the year in which we have no significant continuing involvement have been reported above as discontinued operations for the periods presented.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2006	2005
ASSETS:
Rental property
Land	$130,137	$120,715
Buildings, improvements and fixtures	1,068,070	1,004,545
Construction in progress	18,640	27,606
	1,216,847	1,152,866
Accumulated depreciation	(275,372)	(253,765)
Rental property, net	941,475	899,101
Cash and cash equivalents	8,453	2,930
Assets held for sale (1)	---	2,637
Investments in unconsolidated joint ventures	14,451	13,020
Deferred charges, net	55,089	64,555
Other assets	21,409	18,362
Total assets	$1,040,877	$1,000,605

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY:
Liabilities
Debt
Senior, unsecured notes (net of discount of $832 and $901,
respectively)	$498,668	$349,099
Mortgages payable (including premium of $3,441 and $5,771,
respectively)	179,911	201,233
Unsecured note	---	53,500
Unsecured lines of credit	---	59,775
Total debt	678,579	663,607
Construction trade payables	23,504	13,464
Accounts payable and accrued expenses	25,094	23,954
Total liabilities	727,177	701,025
Commitments
Minority interest in operating partnership	39,024	49,366
Shareholders’ equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share, 8,000,000 authorized, 3,000,000 and 2,200,000 shares
issued and outstanding at December 31, 2006 and 2005,
respectively	75,000	55,000
Common shares, $.01 par value, 50,000,000 authorized, at
31,041,336 and 30,748,716 shares issued and outstanding
December 31, 2006 and 2005, respectively	310	307
Paid in capital	346,361	338,688
Distributions in excess of earnings	(150,223)	(140,738)
Deferred compensation	---	(5,501)
Accumulated other comprehensive income	3,228	2,458
Total shareholders’ equity	274,676	250,214
Total liabilities, minority interests and shareholders’
equity	$1,040,877	$1,000,605

(1)
Represents the Pigeon Forge, Tennessee property which was classified as “Assets held for sale” under the guidance of SFAS 144 as of December 31, 2005. This property was subsequently sold in January 2006 for net proceeds of $6.0 million with a gain on sale of approximately $3.6 million.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005

FUNDS FROM OPERATIONS (a)
Net income	$8,759	$125	$37,309	$5,089
Adjusted for:
Minority interest in operating partnership	1,455	(379)	3,996	1,348
Minority interest adjustment - consolidated joint venture	---	234	---	(315)
Minority interest, depreciation and amortization
attributable to discontinued operations	---	480	2,444	1,210
Depreciation and amortization uniquely significant to
real estate - consolidated	14,015	12,181	56,938	47,916
Depreciation and amortization uniquely significant to
real estate - unconsolidated joint ventures	623	379	1,825	1,493
(Gain) loss on sale of real estate	---	---	(13,833)	3,843
Funds from operations (FFO)	24,852	13,020	88,679	60,584
Preferred share dividends	(1,406)	(538)	(5,433)	(538)
Funds from operations available to common shareholders	$23,446	$12,482	$83,246	$60,046
Funds from operations available to common
shareholders per share - diluted	$.63	$.34	$2.24	$1.73

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	30,651	30,452	30,599	28,380
Effect of exchangeable notes	310	---	117	---
Effect of outstanding share and unit options	247	195	240	193
Effect of unvested restricted share awards	172	106	125	73
Diluted weighted average common shares (for earnings	31,380	30,753	31,081	28,646
per share computations)
Convertible operating partnership units (b)	6,067	6,067	6,067	6,067
Diluted weighted average common shares (for funds
from operations per share computations)	37,447	36,820	37,148	34,713

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	8,388	8,261	8,388	8,261
Partially owned - unconsolidated	667	402	667	402
Managed	293	64	293	64

Outlet centers in operation -
Wholly owned	30	31	30	31
Partially owned - unconsolidated	2	1	2	1
Managed	3	1	3	1

States operated in at end of period (c)	21	22	21	22
Occupancy percentage at end of period (c) (d)	97.5%	97.0%	97.5%	97.0%

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
FOOTNOTES TO SUPPLEMENTAL INFORMATION

(a) FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

(b) The convertible operating partnership units (minority interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(c) Excludes Myrtle Beach, South Carolina Hwy 17 and Wisconsin Dells, Wisconsin properties which are operated by us through 50% ownership joint ventures and three centers for which we only have management responsibilities.

(d) Excludes our wholly-owned, non-stabilized center in Charleston, South Carolina.